Exhibit 2

                      AMENDMENT NO. 1 TO RIGHTS AGREEMENT

     Amendment No. 1 (this "Amendment") dated as of July 14, 2004 to the Rights Agreement dated June 18, 2001 between MODEM MEDIA, INC., a Delaware corporation (the "Company") and EquiServe Trust Company, N.A., as Rights Agent (the "Rights Agent").

                              W I T N E S S E T H

         WHEREAS, the Company intends to enter into an Agreement and Plan of Merger dated as of the date hereof among the Company, Digitas Inc., a Delaware corporation (the "Buyer"), and Digitas Acquisition Corp., a Delaware Corporation (the "Merger Agreement");

         WHEREAS, the Board of Directors of the Company has approved, authorized and adopted the Merger Agreement and the transactions contemplated thereby and, subject to certain conditions, is bound to recommend to the stockholders of the Company the approval and adoption of the Merger Agreement;

         WHEREAS, concurrently with the execution of the Merger Agreement, the Buyer intends to enter into voting agreements with each of the directors and certain executive officers of the Company pursuant to which such individuals will agree to vote all shares of the Company's common stock held by them in favor of the adoption of the Merger Agreement and will grant the Buyer an irrevocable proxy to vote such shares in the manner contemplated by such agreements (the "Voting Agreements");

         WHEREAS, the Board of Directors of the Company has determined that in connection with the Merger Agreement, the Voting Agreements and the transactions contemplated thereby, it is desirable to amend the Rights Agreement dated June 18, 2001 between the Company and the Rights Agent (the "Rights Agreement") as set forth herein;

         WHEREAS, pursuant to Section 23 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth herein;

         NOW, THEREFORE, the Rights Agreement is amended as follows:

         SECTION 1. Proposed Merger. The following subsection (e) is hereby added to Section 2 of the Rights Agreement in its appropriate position:

                  "(e) Notwithstanding anything in this Agreement to the contrary, (i) no Distribution Date, Stock Acquisition Date or Triggering Event shall be deemed to have occurred, (ii) neither Digitas Inc. nor any of its subsidiaries (collectively, the "Acquisition Group") shall be deemed to have become an Acquiring Person and (iii) no holder of Rights shall be entitled to any rights or benefits pursuant to Sections 5(e), 8(a), 10(a) or any other provision of this Agreement, in each case by reason of (x) the approval, execution, delivery and performance of the Merger Agreement and the Voting Agreements by the parties thereto, (y) the approval of the Merger Agreement by the stockholders of the parties thereto or (z) the consummation of the transactions contemplated by the Merger Agreement and the Voting Agreements; provided that in the event that one or more members of the Acquisition Group collectively become the Beneficial Owner of 15% or more of the Common Stock then outstanding in any manner other than as set forth in the Merger Agreement and the Voting Agreements, the provisions of this sentence (other than this proviso) shall terminate."

         SECTION 2. Effectiveness. This Amendment shall be deemed effective as of the date first set forth above. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         SECTION 3. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.


                              MODEM MEDIA, INC.


                              By: /s/ Sloane Levy
                                 --------------------------------------------
                                 Name:   Sloane Levy
                                 Title:  Senior Vice President,
                                            General Counsel, Human
                                            Resources and Corporate
                                            Secretary


                             EQUISERVE TRUST COMPANY, N.A.


                             By: /s/ Peter Sablich
                                 --------------------------------------------
                                  Name:   Peter Sablich
                                  Title:  Managing Director